Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of September 29, 2006

among

J. B. HUNT TRANSPORT, INC.
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

i

ii

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2006, by and among J. B. HUNT TRANSPORT, INC., a Georgia corporation (the “Borrower”), SUNTRUST BANK and several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make term loans in an aggregate principal amount equal to $100,000,000 to the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments, are willing to make the term loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1            Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Debt to Cash Flow Ratio” means the ratio, expressed as a percentage, of (i) Indebtedness of the Parent Corporation and its Subsidiaries to (ii) Cash Flow.

“Adjusted LIBOR Rate” shall mean the rate per annum obtained by dividing (i) LIBOR by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and duly completed by a Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are maintained.

“Applicable Margin” shall mean 0.70% per annum; provided however, that in the event the Parent Corporation’s Rating Category is below BBB- by S&P, the Applicable Margin shall be 1.25% per annum.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loans” shall mean the Loans which no longer bear interest as Eurodollar Loans pursuant to the terms of Section 2.9 or 2.10, and during such period the Loans shall bear interest at the Base Rate minus one percent (1.00%) per annum.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a payment or prepayment of principal or interest on, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow” means, for any period, an amount equal to the sum of the following for such period: (a) Net Income plus (b) Interest Expense plus (c) taxes on income of the Parent Corporation and its Subsidiaries plus (d) depreciation and amortization expense of the Parent Corporation and its Subsidiaries plus (e) Rentals.

“Change of Control” means the earliest to occur of (a) the date of a public announcement that a Person or group of affiliated or associated Persons other than the current Persons who own 50% or more of the Voting Stock of the Parent Corporation (an “Acquiring Person”) has acquired, or has obtained the right to acquire, legal or beneficial ownership of 50% or more of the Voting Stock of the Parent Corporation, (b) the date an Acquiring Person acquires all or substantially all of the assets of the Parent Corporation (for purposes hereof, the term “Acquiring Person” shall not include the Parent Corporation, any of its Subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any of its Subsidiaries) and (c) the date on which a majority of the board of directors of the Parent Corporation shall consist of Persons other than Continuing Directors (for purposes of this definition, “Continuing Director” means any member of the board of directors of the Parent Corporation on the date hereof and any other member of the board of directors of the Parent Corporation who shall be nominated or elected to succeed a Continuing Director by at least a majority of the Continuing Directors who are then members of the board of directors of the Parent Corporation).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.11(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean a Term Loan Commitment.

“Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.7.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Corporation or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Corporation or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Corporation or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Corporation or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Corporation or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” or “Eurodollar Loans” when used in reference to any Loan that bears interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBOR

Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charges Coverage Ratio” shall mean, for the Parent Corporation and its Subsidiaries for each Fiscal Quarter, the ratio of (a) Net Income for the four Fiscal Quarters then ended, after adding back, but only to the extent previously deducted in determining Net Income and without duplication, the sum for the four Fiscal Quarters then ended of (i) taxes on income of the Parent Corporation and its Subsidiaries, plus (ii) Interest Expense, plus (iii) Rentals, divided by (b) the sum for the four Fiscal Quarters then ended of (y) Interest Expense plus (z) Rentals.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that of the Borrower. For purposes of this definition, the United States of America or any State thereof or the District of Columbia shall constitute one jurisdiction.

“Fiscal Quarter” shall mean each fiscal quarter of the Parent Corporation and its Subsidiaries.

“Fiscal Year” means each fiscal year of the Parent Corporation and its Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indebtedness” with respect to any Person means, without duplication, (a) all indebtedness for borrowed money of such Person or for the deferred purchase price of property acquired by, or for services rendered to (other than trade payables), such Person, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person, (c) the present value determined in accordance with GAAP of all obligations of such Person under Capital Lease

Obligations, (d) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien upon or in any property owned by such Person whether or not such Person has assumed or become liable for the payment of such indebtedness for borrowed money, (e) indebtedness arising under acceptance facilities, (f) any asserted withdrawal liability of such Person or a commonly controlled entity to a Multiemployer Plan, (g) all amounts of indebtedness which (x) represent recourse liabilities of such Person with respect to Securitized Receivables Transactions and which, (y) in accordance with GAAP, would be included on a balance sheet of such Person in respect of any Securitized Receivables Transactions if such facility were characterized as Indebtedness secured by Receivables rather than as a sale of assets, (h) all Guarantees by such Person, and (i) the present value of the minimum aggregate operating lease payments, determined on a consolidated basis in accordance with GAAP, payable by such Person pursuant to Long-Term Leases, discounted at 8%.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Expense” means, without duplication, for any period, the sum of (a) aggregate interest expense of the Parent Corporation and its Subsidiaries for such period, as determined in accordance with GAAP and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptances and net costs under Hedging Agreements and the portion of any obligation under Capital Lease Obligations allocable to interest expense; plus (b) aggregate interest expense of the Parent Corporation and its Subsidiaries capitalized during such period; plus (c) Receivables Charges of the Parent Corporation and its Subsidiaries for such period under any Securitized Receivables Transaction.

“Investment” of any Person means any loan, advance, extension of credit, or capital contribution to, investment in, purchase or acquisition of any stock, notes, debt, obligations or securities of, or any other interest in, any Person.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR Rate” shall mean, with respect to any Eurodollar Loan, the rate per annum for deposits in Dollars for a three (3) month period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the Closing Date and thereafter on each Reset Date or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for such interest period, LIBOR Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent each Reset Date by leading banks in the London interbank market as of 10:00 a.m. in an amount comparable to the amount of the Loans. The initial LIBOR Rate shall be initially determined on the Closing Date and shall be determined thereafter on each Reset Date.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Agreement, the Parent Guarantee Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Parent Corporation.

“Loans” shall mean the Term Loans in the aggregate, or any of them, as the context shall require.

“Long-Term Lease” means any lease (other than any Capital Lease Obligations) of real property or Revenue-Generating Equipment having an original term (including any required renewals or any renewals at the option of lessor) of one year or more.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower, the Parent Corporation and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean September 29, 2009.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, (a) the gross revenues of the Parent Corporation and its Subsidiaries for such period; reduced by (b) the sum (without duplication) of the following items for such period (to the extent, except in the case of clause (i), included in such gross revenues):

(i)            operating and non-operating expenses of the Parent Corporation and its Subsidiaries according to GAAP (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings included in such gross revenues and current additions to reserves but excluding the lower of cost or market inventory write-downs and write-ups of current assets);

(ii)           all material gains (net of expense and taxes applicable thereto) arising from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), other than gains or losses arising from sales in the ordinary course of business of revenue equipment;

(iii)          all gains arising from the write-up of assets (other than the write-up of current assets as a result of the lower of cost or market adjustments to inventory);

(iv)          all gains arising from the reacquisition of Indebtedness;

(v)           all equity of the Parent Corporation or any Subsidiary in the unremitted earnings of any Person in which the Parent Corporation has a minority interest;

(vi)          all earnings of each Person acquired by the Parent Corporation or any Subsidiary through purchase of substantially all assets, merger, consolidation or otherwise for any period prior to the date of acquisition;

(vii)         all deferred credits representing the excess of equity in any Subsidiary of the Parent Corporation at the date of acquisition thereof over the cost of the investment in such Subsidiary;

(viii)        any portion of net earnings of any Subsidiary of the Parent Corporation which for any reason is unavailable for the payment of dividends to the Parent Corporation or any other Subsidiary of the Parent Corporation; and

(ix)           the aggregate amount of dividends paid by all Subsidiaries of the Parent Corporation to the Parent Corporation or to any Subsidiary of the Parent Corporation during such period.

“Net Worth” means at any time the sum of capital stock, additional paid-in capital and retained earnings (minus accumulated deficits) of the Parent Corporation and its Subsidiaries as determined in accordance with GAAP.

“Notes” shall mean, collectively, the Term Notes.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Corporation” shall mean J. B. Hunt Transport Services, Inc. and its permitted successors and assignee.

“Parent Guaranty” shall mean that certain Guarantee Agreement dated as of the Closing Date executed by the Parent Corporation and by the Administrative Agent on behalf of the Lenders, as it may be amended or restated from time to time.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 25 Park Place, N.E., Atlanta, Georgia 30303, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Investments” means any one or more of the following:

(a)           Investments, loans and advances by the Borrower and its Subsidiaries in and to its Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary of Borrower and loans and advances by a wholly-owned Subsidiary to the Borrower;

(b)           Investments, maturing in twelve months or less from the date of acquisition, in direct obligations of the United States of America, or any agency thereof;

(c)           Investments in corporate debt obligations, maturing within twelve months or less from the date of acquisition, which (i) are issued by (x) any of the Lenders or (y) corporations having substantially all of their assets located in the United States, and (ii) at the time of acquisition, are accorded a rating of A, or better, by S&P or A, or better, by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such agencies is then in the business of rating long-term corporate debt obligations);

(d)           Investments in commercial paper which (i) is issued by (x) any of the Lenders or (y) by corporations having substantially all of their assets located in the United States, (ii) matures in 270 days or less from the date of acquisition and, (iii) at the time of acquisition, is accorded a rating of A-1, or better, by S&P or P-1, or better, by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such agencies is then in the business of rating commercial paper);

(e)           Investments in certificates of deposit, maturing within twelve months or less from the date of acquisition, (i) which are issued by (x) any of the Lenders or (y) by other commercial banks located in the United States having capital, surplus and undivided profits aggregating more than $500,000,000, and (ii) the issuer of which, at the time of acquisition, is accorded a rating of A, or better, by S&P or A, or better, by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such agencies is then in the business of rating long-term unsecured corporate debt obligations) with respect to its outstanding unsecured long-term indebtedness;

(f)            Investments in marketable obligations, maturing within twelve months or less from the date of acquisition, of any state, territory or possession of the United States of America or any political subdivision of any of the foregoing, or the District of Columbia, which are, at the time of acquisition, accorded a rating of AA, or better, by S&P or Aa, or better, by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such agencies is then in the business of rating municipal obligations);

(g)           Investments in Receivables arising in the ordinary course of business of the Borrower and its Subsidiaries;

(h)           Investments in Transplace, Inc. existing on the Closing Date;

(i)            Investments in a Special Purpose Subsidiary in connection with a Permitted Securitization Receivables Transaction;

(j)            other Investments (in addition to those permitted by the foregoing clauses (a) through (i)), provided that the aggregate amount of all such other Investments (calculated at the original book value or principal amount of such Investments, without regard to gain or loss, reduced only by the amount, if any, of cash distribution and principal repayments received with respect to such Investments), plus all Guarantees at any time held or made by the Parent Corporation and its Subsidiaries (other than the Parent Guaranty as defined herein and the Subsidiary Guaranty as defined in the Senior Revolving Credit Facility) shall not at any time exceed an amount equal to ten percent (10%) of Net Worth; and

(k)           Investments in the following types of auction rate securities that bear a rating of “A” or higher by a nationally recognized credit rating agency: (a) auction rate preferred stocks eligible for the dividend received deduction (commonly called D.R.D.

preferreds) for corporate holders and such security is issued by a domestic or foreign corporation, (b) auction rate preferred stocks issued by U.S. municipalities and the dividends paid on which are not taxable by the U.S. Federal government or state governments (commonly called tax-exempt preferreds) for the holder of the security, (c) auction rate preferred stocks issued by corporations based in the United Kingdom and whose income received is subject to the “US — UK Treaty on Double Taxation” (commonly called UK Preferreds) for the United States—based holder of the security, and (d) auction rate preferred debt and equity securities issued by domestic and foreign corporations and the dividends paid on which are fully taxable by both the U.S. federal and state governments (commonly called taxable preferreds) for the holder of the security.

“Permitted Liens” of the Borrower and its Subsidiaries means:

(a)           Liens for taxes, assessments, or governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by GAAP;

(b)           other Liens incidental to the conduct of their business or the ownership of their property and assets (such as common carrier’s Liens, producer’s Liens, mechanic’s Liens, and other similar statutory and non-consensual Liens) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their property or assets or materially impair the use thereof in the operation of their business;

(c)           any Lien existing on any property of any corporation at the time it becomes a Subsidiary of Borrower or existing prior to the time of acquisition upon any property acquired by the Borrower or any Subsidiary of Borrower through purchase, merger or consolidation or otherwise, whether or not assumed by the Borrower or such Subsidiary, or placed upon property at the time of its acquisition by the Borrower or any Subsidiary of Borrower to secure a portion of the purchase price thereof, or placed upon property hereafter acquired by the Borrower or any Subsidiary of Borrower at the time of the acquisition thereof; provided (i) that at the time of creation of such Lien the principal amount of debt secured thereby does not exceed the amounts otherwise permitted by clause (h) of this definition, and (ii) that any such Lien shall not encumber any other property of the Borrower or such Subsidiary;

(d)           Liens on any property or assets of the Borrower or any Subsidiary of Borrower existing on the date hereof as set forth on Schedule 1 and Liens, if any, which are the subject of a Securitized Receivables Transaction but only with respect to the Receivables sold;

(e)           any Lien renewing, extending or replacing any Lien permitted by clause (d) above, provided that the principal amount secured and then outstanding is not increased, the Lien is not extended to other property and the Indebtedness secured thereby is permitted hereunder;

(f)            deposits, bonding arrangements and Liens to secure the performance of (or to secure obligations in respect of letters of credit posted to secure the performance of) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           any attachment or judgment Lien which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; and

(h)           Liens (not otherwise prohibited by this Agreement) on any property or assets of the Borrower or any Subsidiary of Borrower acquired in each case after the Effective Date to secure Indebtedness under Capital Lease Obligations or Indebtedness incurred at the time of acquisition of any property to finance a portion of the purchase price thereof; provided that such Lien attaches only to such property.

“Permitted Securitized Receivables Transaction” means any Securitized Receivables Transaction to the extent that the aggregate investment or claims held at any time by all purchasers, assignees, transferees or (or of interests in) receivables and other rights to payment in all Securitized Receivables Transactions would at any time not exceed $250,000,000.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Corporation or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s outstanding Term Loan and the denominator of which shall be the sum of the aggregate outstanding Term Loans of all Lenders.

“Rating Category” means the public rating, if any, assigned to the Parent Corporation’s senior unsecured and unsupported long term debt by S&P, or any other nationally recognized debt rating agency, as the case may be.

“Receivable” of any Person means, as at any date of determination thereof, the unpaid principal portion of the obligation of any customer of such Person to pay money to such Person in respect of any services performed by such Person or inventory purchased from such Person, net of all credits, rebates and offsets owed to such customer by such Person and also net of all commissions payable by such Person to third parties (and for purposes hereof, a credit or rebate paid by check or draft of such Person shall be deemed to be outstanding until such check or draft shall have been debited to the respective account of such Person on which such check or draft was drawn and all rights, security and guaranties with respect to the foregoing and any collections with respect thereto).

“Receivables Charges” means any charges, fees, interest expense, discounts, or similar items incurred by the Parent Corporation or its Subsidiaries in connection with the sale, transfer, or assignment by such Person of Receivables of such Person.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Rentals” means the aggregate fixed amounts payable by the Parent Corporation and its Subsidiaries under any lease of real property or Revenue-Generating Equipment having an original term (including any required renewals or any renewals at the option of lessor) of one year or more but does not include any amounts payable under any Capital Lease Obligations by the Parent Corporation or its Subsidiaries, as lessee.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loans at such time.

“Reset Date” shall mean the following dates upon which the LIBOR Rate shall be redetermined and reset until the next ensuing Reset Date:

December 29, 2006

March 29, 2007

June 29, 2007

September 28, 2007

December 31, 2007

March 31, 2008

June 30, 2008

September 29, 2008

December 29, 2008

March 30, 2009

June 29, 2009

“Responsible Officer” shall mean any of the President, the Chief Financial Officer or the Treasurer of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the Chief Financial Officer or the Treasurer of the Borrower.

“Revenue Generating Equipment” means tractors, trailers, containers or chasses.

“S&P” shall mean Standard & Poor’s.

“Sale-Leaseback Transaction” means any arrangement whereby the Parent Corporation or any Subsidiary shall sell, transfer or otherwise dispose of any of its property which it has owned and occupied (in the case of real property) or owned (in the case of property other than real property), and then or thereafter rent or lease, as lessee, such property or any part thereof (except any such arrangements pursuant to which one or more Subsidiaries of the Parent Corporation shall sell, transfer or otherwise dispose of such property to the Parent Corporation and thereafter lease such property from the Parent Corporation).

“Securitized Receivables Transaction” means a sale, transfer, conveyance, lease, or assignment by the Parent Corporation and its Subsidiaries of Receivables of the Parent Corporation or its Subsidiaries created after the Effective Date, in connection with any one or more transactions involving the securitization of such Receivables.

“Special Purpose Subsidiary” means any special purpose entity that is a Subsidiary and that is established for the purposes of purchasing Receivables and financing such Receivables in a permitted Securitized Receivables Transaction.

“Subordinated Indebtedness” means all unsecured Indebtedness of the Borrower or a Subsidiary of Borrower which is made subordinate and junior in right of payment to the Obligations by the inclusion in the instrument evidencing or creating such Indebtedness or the indenture or other instrument under which such Indebtedness is issued of subordination provisions and terms acceptable to the Administrative Agent.

“Security Agreement” shall mean that certain Security Agreement dated as of the date hereof, executed by Borrower and the Administrative Agent on behalf of the Lenders, as it may be amended or restated from time to time.

“Senior Revolving Credit Facility” shall mean that certain $200,000,000 Senior Revolving Credit Facility dated April 27, 2005 by and among the Parent Corporation, the Banks named therein from time to time and Bank of America, N.A. as administrative agent, as previously amended and as it may be amended from time to time.

“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan(s)” shall have the meaning set forth in Section 2.2.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement. The aggregate principal amount of all Lenders’ Term Loan Commitments is $100,000,000.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2            Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this

Agreement and (v) all references to a specific time shall be construed to refer to central standard or daylight time, as applicable.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1            General Description of the Facility. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrower a credit facility pursuant to which each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Loan Commitment.

Section 2.2            Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Lender. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

Section 2.3            Funding of Loans.

(a)           Each Lender will make available the Term Loan to be made by it hereunder on the Closing Date in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on the Closing Date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)           No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.4            Repayment of Loans. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amounts in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below:

Installment Date	Principal Payment

December 29, 2006	$3,500,000.00
March 29, 2007	$3,500,000.00
June 29, 2007	$3,500,000.00
September 28, 2007	$3,500,000.00
December 31, 2007	$3,500,000.00
March 31, 2008	$3,500,000.00
June 30, 2008	$3,500,000.00
September 29, 2008	$3,500,000.00
December 29, 2008	$3,500,000.00
March 30, 2009	$3,500,000.00
June 29, 2009	$3,500,000.00

provided, that the aggregate remaining unpaid principal balance of the Term Loans shall be due and payable as a balloon payment on the Maturity Date.

Section 2.5            Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (iii) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

Section 2.6            Prepayments. In the event the Borrower shall prepay the Loans, the Borrower shall give irrevocable written notice to the Administrative Agent no later than three (3) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid. Each partial prepayment of any Loan shall be in a minimum amount of $1,000,000 and $100,000 increments in excess thereof. Each prepayment shall be applied ratably to the Loans in inverse order of maturity.  In the event a prepayment is made on a date other than a Reset Date, the Borrower shall also pay any amounts required under Section 2.13.

Section 2.7            Interest on Loans.

(a)           The Borrower shall pay interest on the Loans at the Adjusted LIBO Rate plus the Applicable Margin in effect.

(b)           While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Loans and all other Obligations hereunder (other than Loans), at the Base Rate, plus an additional 2% per annum.

(c)           Interest on the principal amount of the Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest shall be payable in arrears on the principal payment dates set forth in Section 2.4. On the Maturity Date, the Borrower will repay all accrued interest on the Loans and any other amounts owing hereunder.

Section 2.8            Computation of Interest .

All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.9            Inability to Determine Interest Rates. If during the term hereof, market circumstances affecting the relevant interbank market exist so that the LIBOR Rate cannot be ascertained, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue outstanding Loans as Eurodollar Loans shall be suspended on the next ensuing Reset Date and (ii) all Loans shall be converted into Base Rate Loans on the next ensuing Reset Date, unless the Borrower prepays the Loans in accordance with this Agreement.

Section 2.10         Illegality. If any Change in Law shall make in unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue outstanding Loans as Eurodollar Loans, shall be suspended. The affected outstanding Eurodollar Loan shall be converted to a Base Rate Loan either on the next ensuing Reset Date if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.11         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any participation therein;

and the result of the foregoing is to increase the cost to such Lender of continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender upon the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, for such additional costs incurred or reduction suffered.

(b)           If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender, as the case may be, such amount or amounts within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.12         Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any

Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two (2) duly completed copies of Internal Revenue Service Form 1001 or 4224, or any successor form thereto, as the case may be, certifying in each case that such Foreign Lender is entitled to receive payments made by the Borrower hereunder and under the Notes payable to it, without deduction or withholding of any United States federal income taxes and (ii) a duly completed Internal Revenue Service Form W-8BEN or W-8ECI, or any successor form thereto, as the case may be, to establish an exemption from United State backup withholding tax. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

Section 2.13         Funding Indemnity.  In the event of the payment of principal of a Eurodollar Loan other than on a Reset Date (including as a result of an Event of Default), the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss attributable to such event. In the case of a Eurodollar Loan, such loss shall be an amount equal to the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBOR Rate applicable to such Eurodollar Loan for the period from the date of such event to the next ensuing Reset Date over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBOR Rate were set on the date such Eurodollar Loan was prepaid. A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by any Lender shall be conclusive, absent manifest error.

Section 2.14         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal or interest, or of amounts payable under Section 2.11, Section 2.12 or 2.13, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.11, 2.12 and 2.13 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal and interest then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-of or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15         Mitigation of Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.11 or Section 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1            Conditions To Effectiveness. The obligation of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied.

(a)           The Administrative Agent shall have received all amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(b)           The Administrative Agent (or its counsel) shall have received the following:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii)           duly executed Notes payable to each Lender;

(iii)          a duly executed Parent Guaranty;

(iv)          a duly executed Security Agreement;

(v)           a certificate of the Secretary or Assistant Secretary of Borrower, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer executing the Loan Documents to which it is a party;

(vi)          a certificate of the Secretary or Assistant Secretary of the Parent Corporation, attaching and certifying copies of its bylaws and certifying the name, title and true signature of each officer of the parent Corporation executing the Loan Documents to which it is a party;

(vii)         certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(viii)        a favorable written opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., counsel to the Loan Parties, addressed to the Administrative Agent for the benefit of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(ix)           a payoff letter, in form and substance satisfactory to the Administrative Agent, executed by General Electric Capital Corporation, setting forth the amount required to pay in full all obligations of the Borrower to such entity and undertaking to release its lien upon the trailers scheduled in the Security Agreement and deliver to the Administrative Agent titles thereto.

(x)            A lien search with respect to the collateral described in the Security Agreement, showing no Liens with respect thereto other than the Liens to be released pursuant to clause (ix) of this subsection (b).

Section 3.2            Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1            Existence; Power. The Borrower, the Parent Corporation and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2            Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3            Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower, the Parent Corporation or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower, the Parent Corporation or any of its Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Borrower, the Parent Corporation or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, the Parent Corporation or any of its Subsidiaries, except Liens created under the Loan Documents.

Section 4.4            Financial Statements. The Parent Corporation has furnished to each Lender (i) the audited consolidated balance sheet of the Parent Corporation and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of the Parent Corporation and its Subsidiaries as at the end of the June 30, 2006, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Parent Corporation and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2005, there have been no changes with respect to the Parent Corporation and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5            Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Parent Corporation or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.5, neither the Parent Corporation nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6            Compliance with Laws and Agreements. The Parent Corporation and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7            Investment Company Act, Etc. Neither the Parent Corporation nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8            Taxes. The Parent Corporation and its Subsidiaries have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Parent Corporation or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.9            Margin Regulations. None of the proceeds of Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

Section 4.10         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11         Ownership of Property.

(a)           Each of the Parent Corporation and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

(b)           Each of the Parent Corporation and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Parent Corporation and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12         Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower, the Parent Corporation or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the reports (including without limitation all reports that the Parent Corporation is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Parent Corporation or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Parent Corporation or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Parent Corporation or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.

Section 4.14         Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Parent Corporation in, the jurisdiction of incorporation of, and the type of each Subsidiary as of the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal or interest on the Loans remains unpaid or any other Obligations remain unpaid:

Section 5.1            Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 100 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Parent Corporation and its Subsidiaries, containing a consolidated balance sheet of the Parent Corporation and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent Corporation and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent Corporation and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent Corporation and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Parent Corporation and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent Corporation’s previous Fiscal Year, all certified by the Chief Financial Officer or Treasurer of the Parent Corporation as presenting fairly in all material respects the financial condition and results of operations of the Parent Corporation and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Parent Corporation’s most recent audited financial statements and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Parent Corporation to its shareholders generally, as the case may be; and

(e)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Parent Corporation or any Subsidiary thereof, as the Administrative Agent may reasonably request.

Section 5.2            Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Parent Corporation or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Parent Corporation or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Corporation and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3            Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4            Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5            Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6            Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the financial statements in conformity with GAAP.

Section 5.7            Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower.

Section 5.8            Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 5.9            Use of Proceeds. The Borrower will use the proceeds of the Loans to finance the acquisition of the trailers described in the Security Agreement. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10         Interest Rate Protection. As promptly as practicable, and in any event within seven (7) days after the Closing Date, the Borrower will enter into, and thereafter maintain in effect, one or more Hedging Agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 100% of the Loans until the Maturity Date.

Section 5.11         Post Closing Documents. On or before November 1, 2006, the Borrower shall deliver to the Administrative Agent:

(a)           a certificate of the Secretary or Assistant Secretary of the Parent Corporation, attaching and certifying the resolutions of its board of directors, ratifying the execution, delivery and performance of the Parent Guaranty; and

(b)           a favorable supplemental opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., counsel to the Loan Parties, addressed to the Administrative Agent for the benefit of the Lenders, and covering matters relating to the Parent Guaranty as the Administrative Agent shall reasonably request.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any principal of or interest on or the Loans remain unpaid or any other Obligation remain unpaid:

Section 6.1            Adjusted Debt to Cash Flow Ratio. The Parent Corporation will have, as of the end of each Fiscal Quarter an Adjusted Debt to Cash Flow Ratio of not greater than 3.00 to 1.00.

Section 6.2            Fixed Charge Coverage Ratio. The Parent Corporation will have, as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal of or interest on the Loans remains unpaid or any Obligations remain unpaid, the Borrower shall not and shall not permit a Subsidiary of Borrower to:

Section 7.1            Negative Pledge.  Create, assume or suffer to exist any Lien upon any of its property or assets, including capital stock, whether now owned or hereafter acquired, except for Permitted Liens.

Section 7.2            Investments.  Make any Investment or Guarantee (other than the Parent Guarantee and other than the Subsidiary Guaranty as described and defined in the Senior Revolving Credit Facility) other than a Permitted Investment.

Section 7.3            Publicly-Rated Indebtedness.  After receipt of a notice by the Borrower from the Administrative Agent of the occurrence of any event or events that individually or in the aggregate may have a Material Adverse Effect, create, incur, permit, assume or suffer to exist any publicly-rated Indebtedness maturing within 180 days after the date of issuance, other than such publicly-rated Indebtedness of the Borrower that is in existence as of the date of such notice (including any extensions, renewals or refinancings thereof; provided that such extensions, renewals or refinancings do not increase the principal amount of such publicly-rated Indebtedness of the Borrower over that of the preceding day).

Section 7.4            Subsidiary Debt.  Permit any Subsidiary to incur Indebtedness (other than (i) Indebtedness under Capital Lease Obligations or Indebtedness incurred at the time of acquisition of any property to secure a portion of the purchase price thereof, and (ii) Indebtedness of a Special Purpose Subsidiary in connection with a Permitted Securitized Receivables Transaction).

Section 7.5            Letters of Credit.  Arrange for or cause to be issued for its account or the account of any of its Subsidiaries letters of credit with an aggregate available amount at any time outstanding in excess of $75,000,000.

Section 7.6            Subordinated Indebtedness.

(a)           Incur any Subordinated Indebtedness unless such Subordinated Indebtedness is subordinated to the Obligations in accordance with its terms, and has other terms and conditions, in all respects acceptable to the Administrative Agent and the Required Lenders;

(b)           directly or indirectly pay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any principal amount of any Subordinated Indebtedness; or

(c)           permit any Subordinated Indebtedness to be secured or to be guaranteed by any Subsidiary of Borrower.

Section 7.7            Merger, Sale of Assets, etc.

(a)           Be a party to any merger, consolidation or reorganization, unless (i) no Default then exists and no Default would exist immediately after giving effect thereto or would result therefrom, and (ii)(A) the Borrower is the surviving corporation, (B) if the Borrower is not a party thereto, any wholly owned Subsidiary of the Borrower party thereto is the surviving corporation, or (C) if neither the Borrower nor a wholly owned Subsidiary of the Borrower is a party thereto, the surviving corporation shall be a Subsidiary of the Borrower;

(b)           Sell, transfer, assign, pledge or convey (other than any disposition to the Borrower or any Subsidiary of Borrower of shares of any Subsidiary of Borrower) any shares of capital stock of any Subsidiary of Borrower (each, a “Disposition”) if the cumulative book value (at the time of the Disposition thereof) of such shares, when added to the aggregate book value (at the time of the Disposition thereof) of all other shares disposed of by the Borrower and its Subsidiaries under this clause (b) from the Effective Date up to and including the day on which such proposed Disposition is to occur, exceeds twenty percent (20%) of Net Worth as of the date of the most recent balance sheet of the Parent Corporation delivered pursuant to this Agreement; provided, however, that concurrently with any Disposition made pursuant to this clause (b), all or substantially all of the net proceeds of such Disposition shall be applied to permanently reduce the Senior Revolving Credit Facility or the Term Loans hereunder; and provided, further, that nothing in this clause (b) shall be interpreted to permit any sale, transfer, assignment, pledge or conveyance of the capital stock of Borrower;

(c)           Sell, transfer, assign or convey (other than in the ordinary course of business, or in connection with (i) any Permitted Lien granted thereon, (ii) Sale Leaseback Transactions of assets prior to the Maturity Date having an aggregate book value up to 10% of the Parent Corporation’s Net Worth as of the end of the preceding calendar year, (iii) any Permitted Securitized Receivables Transaction, (iv) any sale of the Borrower’s ownership interest in Transplace, Inc. or (v) any sale(s) in any calendar year of property or assets for net proceeds up to an aggregate amount of 10% of the Parent

Corporation’s Net Worth as of the end of the preceding calendar year) any property or assets of the Borrower, the Parent Corporation Transport or any other Subsidiary; or

(d)           Other than assignments of past due Receivables for collection in the ordinary course of business or a Permitted Securitized Receivables Transaction, sell, transfer, convey, lease or assign with or without recourse any Receivables.

Section 7.8            Limitation on Restrictions on Subsidiary Dividends and Other Distributions.   Permit any of its Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of such Subsidiaries to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed by any of the Subsidiaries to the Borrower or to any other Subsidiary, (b) make loans or advances to the Borrower or to any other Subsidiary of Borrower, (c) create, incur, assume or suffer to exist Liens on the property of it or any other Subsidiary of Borrower, or (d) transfer any of its properties or assets to the Borrower or to any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of applicable law, this Agreement, and Permitted Liens (such restrictions existing by reason of any Permitted Lien only prohibiting the transfer of such properties or assets subject to such Permitted Lien).

Section 7.9            No Conflicts.  Enter into any material agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any other Loan Document or any instrument or document delivered or to be delivered by it hereunder or thereunder or in connection herewith or therewith.

Section 7.10         Nature of Business.  Engage in any business or operations except for providing distribution and distribution related services, principally as a common carrier, in the United States and internationally.

Section 7.11         Transactions with Affiliates.  Enter into any transaction or series of transactions (other than a Permitted Securitized Receivables Transaction), whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to the Borrower or its Subsidiaries as would be obtainable by the Borrower or such Subsidiaries at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 7.12         Margin Stock.  Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying margin stock” within the meaning of Regulation U of the Federal Reserve Board.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1            Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower, the Parent Corporation or any Subsidiary in or in connection with this Agreement or any other Loan Document or in any certificate, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party in connection with this Agreement is incorrect in any material respect when made; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to the Borrower’s existence), Section 5.11 or Articles VI or VII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)            the Borrower, the Parent Corporation or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness (except any Indebtedness of any Subsidiary to a Loan Party or a Loan Party to another Loan Party) that is in excess of $50,000,000, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)           the Borrower, the Parent Corporation or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, the Parent Corporation or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, the Parent Corporation or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, the Parent Corporation or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower, the Parent Corporation or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Parent Corporation or any of its Subsidiaries in an aggregate amount exceeding $10,000,000; or

(k)           any of the Obligations shall cease to be “Senior Debt” or “Senior Funded Debt” within the meaning of the instruments evidencing Subordinated Indebtedness, or the subordination provisions in the instruments evidencing Subordinated Indebtedness shall at any time and for any reason cease to be in full force and effect; or

(l)            the Borrower, the Parent Corporation or any of its Subsidiaries shall default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, such Person with respect to any material purchase or lease of goods or services (except only to the extent that the existence of any such default is being contested by the Borrower, the Parent Corporation or such Subsidiary in good faith and by appropriate proceedings) if such default would reasonably be expected to have a Materially Adverse Effect; or

(m)          assets of the Borrower, the Parent Corporation or any of its Subsidiaries with a net book value in excess of $15,000,000 shall be attached for execution or become subject to the order of any court or any other process for execution and attachment and such attachment, order or process shall remain in effect and undischarged for thirty (30) days; or

(n)           one or more final judgments for the payment of money with respect to which the Borrower, the Parent Corporation or any of its Subsidiaries is not indemnified or insured (which indemnification or insurance shall not in any way be contested) shall be rendered against the Borrower, the Parent Corporation or any of its Subsidiaries in an aggregate amount in excess of $15,000,000 and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed; or

(o)           the Borrower, the Parent Corporation or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower, the Parent Corporation or any of its Subsidiaries, or any other Person, of any Hazardous Material, or any violation of or non-compliance with any Environmental Requirement, which would, in either case, have a Materially Adverse Effect; or

(p)           a Change in Control shall occur or exist with respect to the Borrower or the Parent Corporation; or

(q)           A default exists and is continuing under the Parent Guarantee Agreement or any provision of any Parent Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against the Parent Corporation, or the Parent Corporation shall so state in writing, or the Parent Corporation shall seek to terminate its Parent Guarantee Agreement; or

(r)            A default exists and is continuing under the Security Agreement or any provision of any Security Agreement shall for any reason cease to be valid and binding on, or enforceable against the Borrower or the Borrower shall so state in writing, or the Borrower shall seek to terminate the Security Agreement; or

(s)           An Event of Default (as defined in the Senior Revolving Credit Facility) exists under the Senior Revolving Credit Facility subject to any grace periods or cure periods set forth therein;

then, and in every such event (other than an event described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1            Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2            Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Parent Corporation or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.3            Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4            Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6            The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, the Parent Corporation or any Subsidiary or Affiliate of the Parent Corporation as if it were not the Administrative Agent hereunder.

Section 9.7            Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:		J. B. Hunt Transport, Inc.
615 J. B. Hunt Corporate Drive
Lowell, Arkansas 72745
	Attention:	David Chelette,
Vice President and Treasurer
Facsimile Number: (479) 820-8896

To the Administrative Agent:		SunTrust Bank
201 Fourth Avenue North
3rd Floor
Nashville, Tennessee 37219

	Attention:	William H. Crawford,
Director
Facsimile Number: (615) 748-3269

To any other Lender:	the address set forth in the Administrative
Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2         Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (ii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iii) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (v) release any guarantor or limit the liability of any such guarantor under any guaranty agreement; (vi) release all or substantially all collateral (if any) securing any of the Obligations except under the terms hereof or under the Security Agreement or agree to subordinate any Lien in such collateral; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, without the prior written consent of such Person.

Section 10.3         Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower, the Parent Corporation or any Subsidiary thereof or any Environmental Liability related in any way to the Borrower, the Parent Corporation or any Subsidiary thereof or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f)            All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Loan hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of the Assignment and Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.3. Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new Notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c)           Any Lender may at any time, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of, the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.11 or Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent. To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.14 as fully as if it were a Lender hereunder. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender hereunder.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Tennessee.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Middle District of Tennessee, or the Chancery Court of Davidson County, Tennessee and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Tennessee state court or , to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7         Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9         Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.11, 2.12, 2.13, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans.

Section 10.10       Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11       Confidentiality. The Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower, the Parent Corporation or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which may be treated as interest on the Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lenders shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

J. B HUNT TRANSPORT, INC.

By:	/s/ Jerry W. Walton

Name:	Jerry W. Walton

Title:	Chief Financial Officer

SUNTRUST BANK
as Administrative Agent and as a Lender

By:	/s/ William H. Crawford

Name:	William H. Crawford

Title:	Director

Term Loan Commitment: $100,000,000

SCHEDULE 1

EXISTING LIENS

NONE

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 4.14

SUBSIDIARIES

1.                                         J. B. Hunt Corp., a Delaware corporation (Subsidiary of the Parent Corporation)

2.                                         J. B. Hunt Logistics, Inc., an Arkansas corporation (Subsidiary of L.A., Inc.)

3.                                         L.A., Inc., an Arkansas corporation (Subsidiary of the Parent Corporation)

4.                                         FIS, Inc., a Nevada corporation (Subsidiary of the Parent Corporation)

5.                                         Hunt Mexicana, S.A. de C.V., a Mexican corporation (Subsidiary of L.A., Inc.)

6.                                         JBH Receivables LLC, a Delaware limited liability company (Subsidiary of Borrower)

EXHIBIT A

TERM NOTE

[$ ]	Nashville, Tennessee
September 29, 2006

FOR VALUE RECEIVED, the undersigned, J. B. Hunt Transport, Inc., a Georgia corporation (the “Borrower”), hereby promises to pay to                      (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 25 Park Place, N.E., Atlanta, Georgia 30303, (i) on the Maturity Date (as defined in the Term Loan Agreement dated as of September 29, 2006, as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and (ii) on each date specified in the Credit Agreement prior to the Maturity Date, the principal amount of the Term Loan made to the Borrower by the Lender pursuant to the Credit Agreement and payable to the Lender on such date as specified therein, in each case in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Credit Agreement.

This Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

J. B. HUNT TRANSPORT, INC.

By:

Name:

Title:

2

LOANS AND PAYMENTS

Date	Amount of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

Reference is made to the Term Loan Agreement dated as of September 29, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among J.B. HUNT TRANSPORT, INC., a Georgia corporation, the Lenders from time to time party hereto and SunTrust Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor hereby sells and assigns, without recourse, to the Assignee designated below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Term Loan of the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.12(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Tennessee.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

2

Effective Date of Assignment:

(“Assignment Date”):
Percentage Assigned of
Term Loan
(set forth, to at
least 8 decimals, as a
percentage of the aggregate
Term Loans of all Lenders thereunder)

Principal Amount
Assigned

$ %

Term Loan:

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

3

The undersigned hereby consents to the within assignment:(1)

[Borrower]		SunTrust Bank, as
Administrative Agent:

By:		By:
	Name:	Name:
	Title:	Title:

(1)           Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

4